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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement
No. 333-122934 on Form S-8 of our report dated March 2, 2006 (November 20, 2006 as to the effects of Note 1) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the restatement of the consolidated financial statements to correct for certain errors related to goodwill and deferred income taxes; (ii) the adoption of Statements of Financial Accounting Standards Nos. 123(R) in 2005 and 123 in 2003; and
(iii) the presence of related party transactions), relating to the financial statements of Wright Express Corporation, appearing in this Annual Report on Form 10-K/A of Wright Express Corporation for the year ended December 31, 2005.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 20, 2006